          As filed with the Securities and Exchange Commission on April 18, 2003

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A
                                 CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 5, 2003

                                 EDO CORPORATION
             (Exact name of Registrant as specified in its charter)

           NEW YORK                       3812                   11-0707740
(State or Other Jurisdiction        (Primary Standard         (I.R.S. Employer
     of Incorporation or        Industrial Classification    Identification No.)
        Organization)                  Code Number)

                         60 EAST 42ND STREET, SUITE 5010
                               NEW YORK, NY 10165
                                  212.716.2000
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                  Registrant's Principal Executive Offices)

                                 NOT APPLICABLE
        (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

      EDO Corporation, a New York corporation (the "Company"), is filing this Current Report on Form 8K/A ("Form 8K/A") to file certain audited financial statements and unaudited pro forma financial information relating to the acquisition (the "Acquisition") by EDO Professional Services Inc., a wholly-owned subsidiary of the Company, of all of the outstanding capital stock of Advanced Engineering and Research Associates, Inc., a Virginia corporation.

      The closing of the Acquisition occurred on February 5, 2003. On February, 14, 2003, the Company filed a Current Report on Form 8K ("Form 8K") to report the Acquisition. As stated in such Form 8K, the Company undertook to file within the period required by the Securities and Exchange Act of 1934, as amended, the required audited financial statements and unaudited pro forma financial information relating to the Acquisition. The Company is filing the required audited financial statements and unaudited pro forma financial information in this Form 8K/A.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (A) FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED.

      Audited Annual Financial Statements of Advanced Engineering & Research Associates, Inc.:

            -Report of Independent Accountants
            -Balance Sheets at December 31, 2002 and 2001
            -Statements of Earnings for the Years Ended December 31, 2002, 2001
             and 2000
            -Statements of Stockholders' Equity for the Years Ended
             December 31, 2002, 2001 and 2000
            -Statements of Cash Flows for the Years Ended December 31, 2002,
             2001 and 2000
            -Notes to the Financial Statements

      (B) PRO FORMA FINANCIAL INFORMATION.

          Introduction to Unaudited Pro Forma Combined Financial Statements Unaudited Pro Forma Combined Balance Sheet at December 31, 2002 Unaudited Pro Forma Combined Statement of Earnings for the Year
            Ended December 31, 2002
          Notes to Unaudited Pro Forma Combined Financial Statements

      (C) EXHIBITS.

            See Exhibit Index

ITEM 7 (A).

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Advanced Engineering & Research Associates, Inc.:

In our opinion, the accompanying balance sheets and the related statements of earnings, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Advanced Engineering & Research Associates, Inc. (an S Corporation) at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ Argy, Wiltse & Robinson, P.C.
McLean, Virginia

February 19, 2003

                ADVANCED ENGINEERING & RESEARCH ASSOCIATES, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001

                                                          2002          2001
                                                       -----------   -----------

                                     ASSETS

Current assets
  Cash and cash equivalents ........................   $    23,842   $    19,016
  Accounts receivable, net of allowance for doubtful
    accounts of $57,256, and $73,461, respectively .    13,611,611    13,946,578
  Unbilled receivables .............................     1,521,873       503,347
  Advances and notes receivable from stockholders ..       366,000       366,000
  Note receivable from related party ...............             0        41,467
  Other current assets .............................       514,340       181,072
                                                       -----------   -----------
      Total current assets .........................    16,037,666    15,057,480

Property and equipment, net ........................     1,085,043       731,872
Notes receivable from stockholders .................       211,259       111,557
Other assets .......................................       144,575       191,944
                                                       -----------   -----------
      Total assets .................................   $17,478,543   $16,092,853
                                                       ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Bank overdraft ...................................   $ 2,323,545   $ 1,671,192
  Accounts payable and accrued expenses ............       946,479     1,043,142
  Accrued salaries and related liabilities .........     2,300,820     1,975,719
  Bank line-of-credit ..............................       890,000     3,054,633
  Accrued distributions to stockholders ............     1,650,000     1,750,000
  Notes payable to stockholders ....................       571,000     1,215,000
  Notes payable to former stockholder ..............        30,000       160,877
  Billings in excess of revenue recognized .........       655,641       263,688
  Subcontractor retainage ..........................       195,275       175,232
                                                       -----------   -----------
      Total current liabilities ....................     9,562,760    11,309,483

Notes payable to former stockholder ................        30,000       452,629
                                                       -----------   -----------
      Total liabilities ............................     9,592,760    11,762,112
                                                       -----------   -----------
Stockholders' equity
  Common stock - Class A (voting rights) - par
    value $0.01 per share, 600,000 shares
    authorized, 379,253 shares issued and
    outstanding ....................................         3,793         3,793
  Common stock - Class B (no voting rights) -
    par value $0.01 per share, 200,000 shares
    authorized, 93,382 and 63,767 shares issued
    and outstanding, respectively ..................           934           637
  Additional paid-in-capital .......................       532,392       333,566
  Retained earnings ................................     7,348,664     3,992,745
                                                       -----------   -----------
       Total stockholders' equity ..................     7,885,783     4,330,741

Commitments
                                                       -----------   -----------
       Total liabilities and stockholders' equity ..   $17,478,543   $16,092,853
                                                       ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                ADVANCED ENGINEERING & RESEARCH ASSOCIATES, INC.
                               (AN S CORPORATION)

                             STATEMENTS OF EARNINGS

                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                       2002          2001          2000
                                                   -----------   -----------   -----------
Contract revenue ...............................   $51,115,744   $41,309,559   $24,309,438
                                                   -----------   -----------   -----------
Costs and expenses
  Direct labor .................................    18,906,904    14,934,760     8,338,321
  Other direct costs ...........................    11,711,333    10,461,080     6,419,914
  Indirect costs ...............................    14,530,859    11,595,813     7,874,588
  Interest and other unallowable costs, net ....       912,255       510,488       574,009
                                                   -----------   -----------   -----------

                                                    46,061,351    37,502,141    23,206,832
                                                   -----------   -----------   -----------

Net income .....................................   $ 5,054,393   $ 3,807,418   $ 1,102,606
                                                   ===========   ===========   ===========

Earnings per common share:
  Net income per share - basic .................   $     10.80   $      8.67   $      2.20
                                                   ===========   ===========   ===========

  Net income per share - diluted ...............   $     10.12   $      7.95   $      2.03
                                                   ===========   ===========   ===========

Weighted average shares outstanding:

  Shares used in per share calculation - basic .       468,211       439,211       501,717
                                                   ===========   ===========   ===========


  Shares used in per share calculation - diluted       499,518       478,794       544,343
                                                   ===========   ===========   ===========


   The accompanying notes are an integral part of these financial statements.

               ADVANCED ENGINEERING & RESEARCH ASSOCIATES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                    Common stock               Common stock
                                       Class A                    Class B
                                ----------------------     ----------------------    Additional                        Total
                                                                                       paid-in        Retained      stockholders'
                                 Shares       Dollars       Shares       Dollars       capital        earnings         equity
                                --------     ---------     --------     ---------     ----------     -----------     -----------
Balance at December 31, 1999     473,922     $   4,739       42,372     $     424     $  225,249     $ 3,275,420     $ 3,505,832

Issuance of common stock ...           0             0       19,844           198        109,737               0         109,935

Repurchase of common stock .     (94,669)         (946)     (16,884)         (169)      (126,522)     (1,037,434)     (1,165,071)

Distribution to stockholders           0             0            0             0              0        (700,000)       (700,000)

Net income .................           0             0            0             0              0       1,102,606       1,102,606
                                --------     ---------     --------     ---------     ----------     -----------     -----------

Balance at December 31, 2000     379,253         3,793       45,332           453        208,464       2,640,592       2,853,302

Issuance of common stock ...           0             0       20,035           200        135,838               0         136,038

Repurchase of common stock .           0             0       (1,600)          (16)       (10,736)              0         (10,752)

Distribution to stockholders           0             0            0             0              0      (2,455,265)     (2,455,265)

Net income .................           0             0            0             0              0       3,807,418       3,807,418
                                --------     ---------     --------     ---------     ----------     -----------     -----------

Balance at December 31, 2001     379,253         3,793       63,767           637        333,566       3,992,745       4,330,741

Issuance of common stock ...           0             0       36,150           362        243,025               0         243,387

Repurchase of common stock .           0             0       (6,535)          (65)       (44,199)        (48,474)        (92,738)

Distribution to stockholders           0             0            0             0              0      (1,650,000)     (1,650,000)

Net income .................           0             0            0             0              0       5,054,393       5,054,393
                                --------     ---------     --------     ---------     ----------     -----------     -----------
Balance at December 31, 2002     379,253     $   3,793       93,382     $     934     $  532,392     $ 7,348,664     $ 7,885,783
                                ========     =========     ========     =========     ==========     ===========     ===========


   The accompanying notes are an integral part of these financial statements.

                ADVANCED ENGINEERING & RESEARCH ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                         2002            2001            2000
                                                     -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ....................................    $ 5,054,393     $ 3,807,418     $ 1,102,606
                                                     -----------     -----------     -----------
  Adjustments to reconcile net income to
    net cash provided by operating activities:
     Depreciation and amortization ..............        519,251         412,805         360,759
     Change in provision for doubtful accounts ..        (16,205)       (226,539)        300,000
     (Increase) decrease in:
      Accounts receivable .......................        351,172      (3,942,593)     (3,252,267)
      Unbilled receivables ......................     (1,018,526)        157,236       1,258,545
      Other current assets ......................       (333,268)         55,981         179,469
     Increase (decrease) in:
      Accounts payable and accrued expenses .....        (96,663)       (830,528)      1,327,805
      Accrued salaries and related liabilities ..        325,101         684,168          94,220
      Billings in excess of revenue recognized ..        391,953         263,688               0
      Subcontractor retainage ...................         20,043          70,929         (49,656)
                                                     -----------     -----------     -----------

        Total adjustments .......................        142,858      (3,354,853)        218,875
                                                     -----------     -----------     -----------

        Net cash provided by operating activities      5,197,251         452,565       1,321,481
                                                     -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances under notes receivable
    from stockholders ...........................        (99,702)              0         (91,000)
  Repayments under notes
    receivable from stockholders.................              0          29,827          84,542
  Advances under note receivable from
    related party ...............................              0          (2,531)              0
  Repayments under note receivable from
    related party ...............................         41,467               0          34,764
  Purchases of property and equipment ...........       (872,422)       (478,961)       (401,422)
  Decrease (increase) in other assets ...........         47,369            (181)         (7,352)
                                                     -----------     -----------     -----------

        Net cash used in investing activities ...       (883,288)       (451,846)       (380,468)
                                                     -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in bank overdraft .........        652,353       1,045,192          (5,940)
  Net (repayments) borrowings under bank
    line-of-credit ..............................     (2,164,633)        244,536        (383,903)
  (Repayment) borrowings under notes
    payable to stockholders .....................       (644,000)       (155,000)        323,000
  Principal payments under notes payable
    to former stockholder .......................       (553,506)       (160,875)        (30,000)
  Proceeds from the issuance of common stock ....        243,387         136,038         109,935
  Repurchase of common stock ....................        (92,738)        (10,752)       (510,690)
  Stockholder distributions paid ................     (1,750,000)     (1,105,265)       (437,000)
                                                     -----------     -----------     -----------

        Net cash used in financing activities ...     (4,309,137)         (6,126)       (934,598)
                                                     -----------     -----------     -----------

Net increase (decrease) in cash and cash
equivalents .....................................          4,826          (5,407)          6,415

Cash and cash equivalents at the beginning
  of the year ...................................         19,016          24,423          18,008
                                                     -----------     -----------     -----------

Cash and cash equivalents at the end of the year     $    23,842     $    19,016     $    24,423
                                                     ===========     ===========     ===========


   The accompanying notes are an integral part of these financial statements.

                ADVANCED ENGINEERING & RESEARCH ASSOCIATES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS

                        DECEMBER 31, 2002, 2001, AND 2000

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Advanced Engineering & Research Associates, Inc. (the Company) was incorporated in the state of Virginia in 1987. The Company provides engineering, computer, and logistics support services and products to the U.S. government and commercial businesses.

The Company became a wholly-owned subsidiary of EDO Corporation on February 5, 2003, and ceased independent operations.

The significant accounting policies followed by the Company are described below.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

REVENUE RECOGNITION

Substantially all of the Company's contract revenue results from contracts with agencies of the federal government. Revenue on fixed-price and cost-reimbursable contracts includes direct costs and allocated indirect costs incurred plus recognized profit. Profit is recognized under fixed-price contracts on the percentage-of-completion basis and on cost-reimbursable contracts as costs are incurred. Revenue on time-and-material contracts is recognized based upon time (at established rates) and other direct costs incurred. Revenue recognized on contracts in excess of related billings is reflected as unbilled receivables. Billings rendered on contracts in excess of related revenue recognized is reflected as billings in excess of revenue recognized. Losses on contracts are provided for in the period they are first determined.

Federal government contract costs for 2000 through 2002, including indirect expenses, are subject to audit and adjustment by the Defense Contract Audit Agency. Contract revenue has been recorded in amounts which are expected to be realized upon final settlement.

FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, unbilled receivables, notes receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Noncurrent assets are carried at cost which approximates fair value.

CASH EQUIVALENTS

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives of three years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of estimated useful lives of the assets or the term of the related lease.

STOCK-BASED COMPENSATION

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB No. 25)". The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation".

INCOME TAXES

The Company is an S corporation for federal income tax purposes (which also applies to most states). Accordingly, the Company is generally not subject to corporate income taxes and the income, deductions, credits and other tax attributes generated by the Company flow to its stockholders.

NET INCOME PER SHARE

The following summarizes the computations of Basic Earnings Per Share (EPS) and Diluted EPS. Basic is computed as net earnings divided by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock-based compensation plans.

                                           2002          2001          2000
                                        ----------    ----------    ----------
Net income .........................    $5,054,393    $3,807,418    $1,102,606
                                        ==========    ==========    ==========

Weighted average shares outstanding:
  Basic ............................       468,211       439,211       501,717
  Employee stock options ...........        31,307        39,583        42,626
                                        ----------    ----------    ----------

  Diluted ..........................       499,518       478,794       544,343
                                        ==========    ==========    ==========

Earnings per common share:
  Basic ............................    $    10.80    $     8.67    $     2.20
                                        ==========    ==========    ==========
  Diluted ..........................    $    10.12    $     7.95    $     2.03
                                        ==========    ==========    ==========

NOTE 2 - UNBILLED RECEIVABLES

Unbilled receivables consist of the following at December 31:

                                                   2002          2001
                                                ----------    ----------
Amounts currently billable, or billable upon
  completion of contract milestones ........    $1,309,471    $  391,572
Indirect rate variances, net ...............       182,699        81,792
Contract retentions ........................        29,703        29,983
                                                ----------    ----------
                                                $1,521,873    $  503,347
                                                ==========    ==========

NOTE 3 - NOTE RECEIVABLE FROM RELATED PARTY

The note receivable from related party represents costs incurred by the Company on behalf of a partnership owned by a stockholder of the Company. Additionally, this partnership leases certain furniture and equipment to the Company under various operating leases (see Note 13). This note receivable is due on demand, bears interest at 6% per annum, and is unsecured.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

                                                       2002            2001
                                                   -----------     -----------
Computer equipment ............................    $   987,963     $ 1,313,902
Software ......................................        481,017         181,882
Furniture .....................................        251,948         174,939
Other office equipment ........................        106,347          98,989
Leasehold improvements ........................         67,137          39,421
                                                   -----------     -----------
                                                     1,894,412       1,809,133
Less: accumulated depreciation and amortization       (809,369)     (1,077,261)
                                                   -----------     -----------
                                                   $ 1,085,043     $   731,872
                                                   ===========     ===========

Depreciation and amortization expense on property and equipment totaled $519,251, $412,805, and $360,759 for the years ended December 31, 2002, 2001 and
2000, respectively.

NOTE 5 - ADVANCES AND NOTES RECEIVABLE FROM STOCKHOLDERS

Advances and notes receivable from stockholders at December 31, 2002 and 2001 consist of advances and notes receivable totaling $366,000, that accrue interest at 8% per annum and are due on demand, as well as several other notes receivable totaling $211,259 and $111,557, respectively, that were originally due in full, along with any accrued interest at 7%, on various dates through June 1, 2005. However, these notes became due on February 5, 2003 as part of the Company's acquisition by EDO Corporation. The notes are secured by the stockholders' shares of stock in the Company.

NOTE 6 - NOTES PAYABLE TO STOCKHOLDERS

The notes payable to stockholders at December 31, 2002 and 2001 consist of $571,000 and $1,215,000, respectively, in short-term borrowings for working capital needs. These notes bear interest at the prime rate plus 0.5% (4.75% at December 31, 2002), are unsecured, and are due on demand.

NOTE 7 - NOTES PAYABLE TO FORMER STOCKHOLDER

The notes payable to former stockholder at December 31, 2002 and 2001, respectively, consists of two notes payable for the repurchase of the Company's Class A common stock and for payments due under the terms of a covenant not to compete that total $0 and $60,000 at December 31, 2002, and $523,506 and $90,000 at December 31, 2001, respectively (see Note 11). Under these agreements, payments of principal ($130,876 and $30,000, respectively) and interest (at 8.5% per annum) are due annually.

NOTE 8 - BANK LINE-OF-CREDIT

Under the Company's bank line-of-credit agreement, the Company may borrow up to the lesser of $5,000,000 or 85% of eligible billed receivables with interest due monthly at LIBOR plus 2.4% (3.8% at December 31, 2002). This note is secured by substantially all of the Company's assets. The original maturity date of this agreement was July 31, 2003. However, borrowings under the note were paid in full and the agreement was terminated as part of the Company's acquisition effective February 5, 2003.

Under the terms of the bank line-of-credit agreement, the Company is required to maintain a minimum tangible net worth and certain financial ratios. At December 31, 2002, the Company was in compliance with these financial covenants. The Company incurred interest expense of $109,508, $268,346, and $141,435 which approximates interest paid, for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 9 - RETIREMENT PLAN

The Company maintains a defined contribution 401(k) and profit sharing plan (the
Plan) for all employees over the age of 21 who have completed six months of continuous service in a year. Participants may make voluntary contributions to the Plan up to the maximum amount allowable by law, but not to exceed 15% of their annual compensation. The Company contributes an additional amount of $0.25 for each $1.00 of employee contributions (up to a maximum of $3,000 per employee). In addition, at the discretion of the Board of Directors of the Company, the Company may make a profit sharing contribution to the Plan, which is allocated based on compensation among the participants. The Company's contributions vest ratably over five years, beginning with the second year of employment.

The Company's aggregate contributions to the 401(k) and profit sharing plan were $264,050, $330,936 and $243,773 for the years ended December 31, 2002, 2001, and
2000, respectively.

NOTE 10 - PARTIALLY SELF-FUNDED INSURANCE PLAN

The Company has a partially self-funded medical insurance plan available to all employees, which includes coinsurance with an insurance company to minimize the Company's annual financial risk. The maximum amount of claims that will be paid during the plan year is $50,000 per employee per year, up to an aggregate amount of $822,415, $827,179 and $584,612 for the years ended December 31, 2002, 2001, and 2000, respectively. As of December 31, 2002 and 2001, the Company had accrued $200,000 and $20,000, respectively, for unpaid liabilities related to claims, premiums and administrative fees. Total expenses recorded by the Company, which include claims and administrative fees, were $1,146,615, $421,585, and $246,751 for the years ended December 31, 2002, 2001, and 2000, respectively.

NOTE 11 - STOCKHOLDERS' EQUITY

DISTRIBUTIONS

During the years ended December 31, 2002, 2001 and 2000, the Company's Board of Directors declared a distribution of $1,650,000, $2,455,265, and $700,000, of which $1,650,000, $1,750,000 and $400,000, respectively was paid subsequent to year end to stockholders on record at December 31, 2002, 2001 and 2000, respectively.

STOCK OPTION PLAN

Under the terms of the Company's stock option plan, employees holding stock options are entitled to purchase Class A or Class B common stock at book value with certain restrictions (including limitations on sales and transfers). The Company has the right to repurchase all such shares at book value. All option activity is for Class B common stock unless otherwise noted.

The fair value of each option granted is estimated on the grant date using the Black-Scholes Option Pricing Model. The following assumptions were made in estimating fair value: dividend yield of 33% in 2002 (50% in 2001 and 2000), risk-free interest rate of 4.2% in 2002 (5.5% in 2001 and 2000), and expected lives of 1 to 3 years.

A summary of incentive stock option transactions is as follows for the years ended December 31:

                                  2002                         2001                          2000
                                  ----                         ----                          ----
                                       Weighted                     Weighted                      Weighted
                                       Average                      Average                       Average
                         Number        Exercise       Number        Exercise        Number        Exercise
                       of Shares        Price        of Shares       Price        of Shares        Price
                       ----------     ----------    ----------     ----------     ----------     ----------
Outstanding at
  beginning of year        49,832     $     6.52        47,835     $     5.54         44,196     $     5.54
   Granted ........        44,400     $     9.78        39,000     $     6.79         23,483     $     5.54
   Exercised ......       (36,150)    $     6.72       (20,035)    $     5.54        (19,844)    $     5.54
   Canceled .......        (3,350)    $     6.68       (16,968)    $     5.54              0     $     0.00
                       ----------                   ----------                    ----------
Outstanding at
  end of year .....        54,732     $     8.97        49,832     $     6.52         47,835     $     5.54
                       ==========     ==========    ==========     ==========     ==========     ==========
Options exercisable
  at year end .....        54,732                       49,832                        47,835
                       ==========                   ==========                    ==========
Weighted average
  fair value of
  options granted
  during year .....    $     0.22                   $     0.05                    $     0.05
                       ==========                   ==========                    ==========

At December 31, 2002, the exercise price for the outstanding stock options ranges from $5.54 to $9.78 with a weighted average contractual life of 0.4 years.

The Company applies APB Opinion 25 in accounting for its stock option plan. Accordingly, no additional compensation cost has been recognized for the years ended December 31, 2002, 2001 and 2000. Had compensation cost been determined on the basis of fair value pursuant to FASB No. 123, net income for the years ended December 31, 2002, 2001 and 2000, would have been reduced by an insignificant amount.

NOTE 12 - CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and unbilled receivables. The Company's management believes the risk of loss associated with cash and cash equivalents is very low since cash and cash equivalents are maintained in financial institutions. However, at times, the Company may have cash and cash equivalents on deposit with a financial institution that exceed the federally insured limit. To date, accounts receivable and unbilled receivables have been derived primarily from contracts with agencies of the federal government. Accounts receivable are generally due within 30 days and no collateral is required. The Company maintains reserves for potential credit losses and, historically, such losses have been within management's expectations.

NOTE 13 - COMMITMENTS

The Company leases office space in several locations and furniture and equipment under the terms of noncancelable operating leases. The following is a schedule of the future minimum lease payments required under operating leases that have initial or remaining terms in excess of one year as of December 31, 2002:

Years ending December 31,
        2003                                       $   998,000
        2004                                         1,167,000
        2005                                           512,000
        2006                                           406,000
        2007                                           209,000
      Thereafter                                       663,000
                                                   -----------
                                                   $ 3,955,000
                                                   ===========

The Company leases certain furniture and equipment from a partnership, which is owned by certain minority stockholders of the Company. The lease payments made by the Company in connection with these leases aggregated $42,690, $89,200 and $193,482 for the years ended December 31, 2002, 2001 and 2000, respectively. These leases expired during the year ended December 31, 2002.

Total rent expense aggregated $1,233,597, $953,741, and $1,069,051 for the years ended December 31, 2002, 2001 and 2000, respectively.

The Company subleased office space under the terms of a noncancelable operating lease that expired on October 31, 2001. Sublease income for the year ended December 31, 2001 was $102,324.

ITEM 7 (B).

            Introduction to Unaudited Pro Forma Combined Financial Statements

The following Unaudited Pro Forma Combined Financial Statements give effect to the acquisition by EDO Corporation ("EDO" or the "Company") of Advanced Engineering & Research Associates, Inc. ("AERA"), to be accounted for as a purchase. The Unaudited Pro Forma Combined Financial Statements are derived from the historical financial statements of EDO and AERA.

The Unaudited Pro Forma Combined Balance Sheet gives effect to the acquisition as if it had occurred on December 31, 2002. The Unaudited Pro Forma Combined Statement of Earnings gives effect to the acquisition as if it had occurred on January 1, 2002. The pro forma adjustments are based on certain assumptions that management believes are reasonable under the circumstances.

The allocation of the purchase price is preliminary and subject to change. The pro forma information is not necessarily indicative of the results that would have been reported had such event actually occurred on the date specified, nor is it intended to project EDO's results of operations or financial position for any future period or date. The information set forth should be read in conjunction with EDO's audited consolidated financial statements for the year ended December 31, 2002, included in the Company's Form 10-K Annual Report, and the financial statements of AERA included elsewhere in this Form 8-K/A.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                DECEMBER 31, 2002

                                                        HISTORICAL
                                                        ----------
                                                   EDO            AERA                        PRO FORMA        PRO FORMA
                                              DEC. 31, 2002   DEC. 31, 2002      SUBTOTAL    ADJUSTMENTS     DEC. 31, 2002
                                              -------------   -------------      --------    -----------     -------------
Assets
Current assets:
    Cash and cash equivalents .............    $   132,320              24        132,344      (38,400) A     $    90,730
                                                                                                (3,214) D
    Restricted cash .......................         27,347              --         27,347                          27,347
    Marketable securities .................            193              --            193                             193
    Accounts receivable, net ..............        100,594          15,134        115,728                         115,728
    Inventories ...........................         32,406              --         32,406                          32,406
    Deferred income tax
      asset, net ..........................          3,222              --          3,222                           3,222
    Prepayments and other .................          3,133             880          4,013         (366) C           3,647
                                               -----------       ---------      ---------    ---------       ------------
          Total current assets ............        299,215          16,038        315,253      (41,980)           273,273

Property, plant and
  equipment, net ..........................         64,472           1,085         65,557                          65,557
Notes receivable ..........................          2,556              --          2,556                           2,556
Goodwill ..................................         61,352              --         61,352        8,290  B          69,642
Other intangibles, net ....................         11,867              80         11,947          (80) B          32,467
                                                                                                20,600  B
Deferred income tax asset, net ............         20,439              --         20,439                          20,439
Other assets ..............................         21,673             276         21,949         (211) C          21,738
                                               -----------       ---------      ---------    ---------       ------------
          Total assets ....................    $   481,574          17,479        499,053      (13,381)       $   485,672
                                               ===========       =========      =========    =========       ============


 See accompanying notes to unaudited pro forma combined financial statements.

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable ......................    $    19,108             946         20,054                    $     20,054
    Accrued liabilities ...................         55,448           2,301         57,749                          57,749
    Current portion of
      long-term debt ......................             --           3,214          3,214       (3,214)D               --
    Contract advances and
      deposits ............................         20,277             656         20,933                          20,933
    Current portion of note
      payable .............................             --             601            601         (601)C               --
    Other current liabilities .............             --           1,845          1,845       (1,650)C              195
                                               -----------       ---------      ---------    ---------       ------------
          Total current liabilities .......         94,833           9,563        104,396       (5,465)            98,931
Long-term debt ............................        137,800              30        137,830          (30)C          137,800
Postretirement benefits obligations .......         78,643              --         78,643                          78,643
Environmental obligation ..................          2,025              --          2,025                           2,025
                                               -----------       ---------      ---------    ---------       ------------
                                                   313,301           9,593        322,894       (5,495)           317,399
                                               -----------       ---------      ---------    ---------       ------------
Shareholders' equity:
    Preferred shares ......................             --              --             --                              --
    Common shares .........................         19,790              --         19,790                          19,790
    Common shares Class A .................             --               4              4           (4)C               --
    Common shares Class B .................             --               1              1           (1)C               --
    Additional paid-in capital ............        147,091             532        147,623         (532)C          147,091
    Retained earnings .....................         56,325           7,349         63,674       (7,349)C           56,325
    Accumulated other
      comprehensive loss ..................        (33,899)             --        (33,899)                        (33,899)
    Treasury shares .......................         (1,321)             --         (1,321)                         (1,321)
    Unearned Employee Stock Ownership
      Plan Shares .........................        (18,541)             --        (18,541)                        (18,541)
    Deferred compensation under
       Long-Term Incentive Plan ...........           (579)             --           (579)                           (579)
    Management group receivables ..........           (593)             --           (593)                           (593)
                                               -----------       ---------      ---------    ---------       ------------
        Total shareholders' equity ........        168,273           7,886        176,159       (7,886)           168,273
                                               -----------       ---------      ---------    ---------       ------------
        Total liabilities and
          shareholders' equity ............    $   481,574          17,479        499,053      (13,381)      $    485,672
                                               ===========       =========      =========    =========       ============


 See accompanying notes to unaudited pro forma combined financial statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                    HISTORICAL
                                                    ----------
                                                EDO          AERA                      PRO FORMA    PRO FORMA
                                               2002          2002        SUBTOTAL     ADJUSTMENTS     2002
                                               ----          ----        --------     -----------     ----
 Net sales .............................    $ 328,876        51,116       379,992                   $ 379,992
 Costs and expenses:
   Cost of sales .......................      240,850        30,618       271,468                     271,468
   Selling, general and
     administrative ....................       47,584        15,380        62,964         1,784 B      64,668
                                                                                            (80)B
   Research and development ............        8,492            --         8,492                       8,492
   Write-off of purchased
     in-process research and
     development and
     merger-related costs ..............          567            --           567                         567
   Post-retirement curtailment loss ....        1,998            --         1,998                       1,998
                                            ---------      --------      --------     ---------     ---------
                                              299,491        45,998       345,489         1,704       347,193
                                            ---------      --------      --------     ---------     ---------
 Operating earnings (loss) .............       29,385         5,118        34,503        (1,704)       32,799
 Non-operating income (expense):
       Interest income .................        1,729            47         1,776          (529)E       1,247
       Interest expense ................       (6,685)         (110)       (6,795)          110 D      (6,685)

       Other, net ......................          (95)           --           (95)                        (95)
                                            ---------      --------      --------     ---------     ---------
                                               (5,051)          (63)       (5,114)         (419)       (5,533)
                                            ---------      --------      --------     ---------     ---------
 Earnings (loss) before income taxes ...       24,334         5,055        29,389        (2,123)       27,266
 Income tax (expense) benefit ..........      (10,342)           --       (10,342)          902 F     (11,462)
                                                                                         (2,022)F
                                            ---------      --------      --------     ---------     ---------
 Net earnings (loss) available for common
   shares before cumulative effect of a
   change in accounting principle ......    $  13,992         5,055        19,047        (3,243)    $  15,804
                                            =========      ========      ========      ========     =========


 See accompanying notes to unaudited pro forma combined financial statements.

 Earnings per common share:
   Basic ...............................    $    0.82                                               $    0.93
                                            =========                                               =========
   Diluted .............................    $    0.81                                               $    0.91
                                            =========                                               =========

 Weighted common shares outstanding:
   Basic ...............................       17,080                                                  17,080
                                            =========                                               =========
   Diluted .............................       17,379                                                  17,379
                                            =========                                               =========


 See accompanying notes to unaudited pro forma combined financial statements.

On February 5, 2003, EDO Professional Services Inc., ("EDO Services") a Delaware corporation and a wholly-owned subsidiary of the Company, acquired all of the outstanding capital stock of AERA in a business combination accounted for as a purchase. Pursuant to a certain Stock Purchase Agreement (the "Purchase Agreement") dated as of February 5, 2003 by and among EDO Services and Edward B. Daffan, Charles B. Franks and Bernard C. Doyle (collectively, "Sellers"), Sellers received $38.0 million in cash, which is subject to adjustment based on AERA's closing date net book value, as defined in the Purchase Agreement. In addition, EDO assumed certain liabilities, including $3.8 million of AERA's outstanding line of credit debt which EDO paid in full upon closing, and incurred acquisition costs estimated to be approximately $0.4 million. The following notes explain the pro forma adjustments:

Pro Forma Balance Sheet Adjustments

      A) Adjustment to record the preliminary cash purchase price of $38.0 million and estimated acquisition costs of $0.4 million.

      B) Adjustment to record $20.6 million of amortizable intangible assets with finite lives, which comprise the following:

                                                             Annual
                                           Estimated        Pre-tax
Description of Intangible      Cost       Useful Life     Amortization
-------------------------      ----       -----------     ------------
Trade name                   $   500          5 years        $   100
Non-compete agreements         2,500     3 to 5 years            511
Customer contracts            17,600         15 years          1,173
                             -------                         -------
                             $20,600                         $ 1,784
                             =======                         =======

            Adjustment includes recording a full year's worth of amortization expense associated with amortizable intangible assets with finite lives acquired in the transaction and eliminates AERA's pre-existing intangible asset. This adjustment also records the resulting residual goodwill at December 31, 2002.

      C) Adjustment to eliminate the assets and liabilities that were not acquired by EDO, as defined in the Purchase Agreement, as well as intercompany transactions and the historical equity of AERA.

      D) Adjustment to reflect the repayment in full of AERA's outstanding line of credit debt at December 31, 2002. Adjustment also includes the elimination of AERA's interest expense for the year ended December 31, 2002 relating to such line of credit.

Pro Forma Statement of Earnings Adjustments

      E) Adjustment to record reduced interest income of EDO for the year ended December 31, 2002 resulting from EDO's cash outlays of $38.0 million to acquire all of AERA's outstanding capital stock, $0.4 million in estimated acquisition costs and $3.2 million to repay, in full, AERA's outstanding debt under AERA's line of credit debt, net of cash acquired.

      F) Adjustment to record the income tax effect of the pro forma adjustments above using EDO's 42.5% effective tax rate. Such adjustment also records AERA's estimated income tax expense associated with AERA's income for the year ended December 31, 2002, assuming AERA was a C Corporation with an effective rate of approximately 40%. Prior to the acquisition of AERA by EDO, AERA was a Subchapter S Corporation and was not subject to Federal income tax.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2003              EDO CORPORATION


                                   By: /s/ Lisa M. Palumbo
                                       -----------------------------------------
                                       Name: Lisa M. Palumbo
                                       Title: Vice President and General Counsel

                                  Exhibit Index

Exhibit No.                            Description
-----------                            -----------
       *2.1     Stock Purchase Agreement dated as of February 5, 2003 by and among EDO Services and Edward B. Daffan,  Charles B. Franks and
                Bernard C. Doyle.

       23.1     Consent of Argy, Wiltse & Robinson, P.C.

      *99.1     Press Release, dated February 6, 2003.


--------
* Previously filed